FOR IMMEDIATE RELEASE

DOGS INTERNATIONAL ANNOUNCES NEW BOARD MEMBERS AND FORWARD STOCK SPLIT

FLAGLER BEACH, FL-- (BUSINESS WIRE) - June 3, 2003 - Dogs International (OTC: BB-DOGN) today announced the election of two new members to its board of directors, Rosemary Williams and Shaun P. Herness, Ph.D. Williams and Herness were elected by DOGN's stockholders at the annual meeting held on May 28th. Ms. Williams was subsequently elected as DOGN's Chief Executive Officer and President, while Dr. Herness was elected as Secretary and Treasurer.

Immediately following the annual meeting, the board of directors approved a 2:1 forward split of all of its issued and outstanding shares of common stock on June 9, 2003 (the "Record Date"). The split shall be accomplished through the issuance of a 1 for 1 common stock dividend, whereby all DOGN stockholders on the Record Date will receive one additional share of common stock for every share they currently own. Fractional shares, if any, shall be rounded up to the next whole share. Delivery of the dividend shares shall be made on or before June 13, 2003.

"We feel that the pet care facilities throughout the country are extremely fragmented and undercapitalized. We plan to aggressively pursue additional acquisitions and intend to establish a nationwide network of Bed & Biscuit Inn™ facilities," stated Dr. Herness.

Recently DOGN completed the Acquisition of the Bed & Biscuit Inn™ facility in Flagler Beach, Florida, which was the first in a planned series of acquisitions geared toward establishing DOGN as a major presence in the pet services industry.

About DOGN

DOGN intends to focus its efforts on building/acquiring a chain of upscale pet care facilities under the name "Bed & Biscuit Inn™". Bed & Biscuit Inns are to be designed to offer a wide range of services including, indoor pet suites for overnight or prolonged boarding, 24/7 supervision by a professionally trained staff, off-leash "Bark Park" playgrounds and training facilities, and a bakery/café. In addition, DOGN plans to have groomingdale's, an onsite pet grooming facility, at each location.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to any benefits from the election of the new board members, the delivery date of the dividend shares, anticipated timing of the next acquisition, and the Company's ability to acquire or build any other facilities.

Contact:    Elite Capital Partners
                  Dominic Alvarez
                  949-798-6128